FOR IMMEDIATE RELEASE

Lincoln Financial Group reports THIRD Quarter 2022 Results And Declares Quarterly Cash Dividend

_______________________________________

❖	Net loss per share of $(15.17)
❖	Net loss per share included a $(634) million goodwill impairment charge, or $(3.73) per share
❖	Adjusted operating loss per share of $(10.23)
❖	Adjusted operating results included net unfavorable notable items of $(2.0) billion, or $(11.62) per share
❖	Adjusted operating loss per share also included $(0.83) from elevated pandemic-related claims experience and below-targeted alternative investment returns
❖	Estimated fourth quarter statutory capital impact of $550 million, equating to a 22-point decline in the risk-based capital ratio
❖	BVPS, including AOCI, of $13.10; BVPS, excluding AOCI, of $64.09

Radnor, PA, November 2, 2022 –  Lincoln Financial Group (NYSE: LNC) today reported a net loss for the third quarter of 2022 of $(2.6) billion, or $(15.17) per diluted share available to common stockholders, compared to net income in the third quarter of 2021 of $318 million, or $1.68 per diluted share available to common stockholders. Third quarter adjusted loss from operations was $(1.7) billion, or $(10.23) per diluted share available to common stockholders, compared to adjusted income from operations of $307 million, or $1.62 per diluted share available to common stockholders, in the third quarter of 2021. (1)

The current quarter’s adjusted operating results included net unfavorable notable items of $2.0 billion, or $11.62 per share, related to the company’s annual review of DAC and reserve assumptions. This charge corresponds to an estimated $550 million statutory capital impact equating to a 22-point decline in the risk-based capital ratio. The review charge and the statutory impact both relate primarily to updated guaranteed universal life insurance lapse assumptions in response to emerging experience, combined with recently validated external industry perspectives. Separately, Lincoln incurred a $634 million goodwill impairment to the life insurance business. Additional information on the company’s annual review of DAC and reserve assumptions is available in a supplemental presentation on the company’s website at http://www.lincolnfinancial.com/investor.

The prior-year quarter included net unfavorable notable items of $108 million, or $0.57 per share, primarily related to legal expenses and the company’s annual review of DAC and reserve assumptions.

“The significant charge we recorded during the third quarter and the statutory capital impact to be booked at the end of 2022 resulted from our annual assumption review primarily due to policyholder lapsation behavior in our guaranteed universal life insurance block and will contribute to a decline in our RBC ratio,” said Ellen Cooper, president and CEO of Lincoln Financial Group. “We are confident we have ample capital to effectively operate the business as we replenish statutory capital back to our targeted level.”

Cooper concluded, “With a new leadership team in place, we are focused on clear actions to improve distributable earnings, reduce capital volatility and further diversify our business mix. We continue to see solid performance across all businesses with our product strategies, resulting in strong sales growth at or above targeted returns, positive net flows in our Annuity and Retirement businesses, and continued progress on our Group margin improvement.”

The Board of Directors of Lincoln National Corporation declared a quarterly cash dividend of $0.45 per share on the corporation’s common stock. The dividend on the common stock will be payable February 1, 2023 to shareholders of record at the close of business on January 10, 2023.

	As of or For the		As of or For the
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions, except per share data)	2022	2021	2022	2021
Net Income (Loss)	$(2,574)	$318	$(2,233)	$1,185
Net Income (Loss) Available to Common Stockholders	(2,575)	318	(2,241)	1,185
Net Income (Loss) per Diluted Share Available to Common Stockholders(1)	(15.17)	1.68	(13.06)	6.19
Revenues	4,798	5,241	14,589	14,627
Adjusted Income (Loss) from Operations	(1,735)	307	(1,050)	1,265
Adjusted Income (Loss) from Operations per Diluted Share Available to
Common Stockholders(1)	(10.23)	1.62	(6.17)	6.62
Average Basic Shares	169.7	187.3	171.6	189.7
Average Diluted Shares	171.1	189.1	173.4	191.3
Return on Equity (ROE), Including Accumulated Other Comprehensive
Income (AOCI) (Net Income)	NM	5.9%	-25.4%	7.5%
Adjusted Operating ROE, Excluding AOCI (Adjusted Income from Operations)	-57.0%	8.6%	-10.7%	12.0%
Book Value per Share (BVPS), Including AOCI	$13.10	$113.77	$13.10	$113.77
Book Value per Share, Excluding AOCI	64.09	76.96	64.09	76.96

(1) Due to reporting a net loss and net adjusted loss from operations for the three and nine months ended September 30, 2022, basic shares were used in the diluted EPS calculation for that period as the use of diluted shares would have resulted in a lower loss per share.

Operating Highlights – Third Quarter 2022 vs. Third Quarter 2021

•	Annuities net flows of $319 million, compared to net outflows of $841 million
•	Retirement Plan Services total deposits of $2.8 billion, up 16%
•	Life Insurance sales of $171 million, up 3%
•	Group Protection premiums of $1.2 billion, up 8%

In addition to the net unfavorable notable items of $11.62 related to the company’s annual review of DAC and reserve assumptions, this quarter’s adjusted operating EPS results included an estimated unfavorable impact of $0.28 from elevated claims experience related to the pandemic and an unfavorable impact of $0.55 from alternative investment returns below our targeted levels.

Third Quarter 2022 – Segment Results

Annuities

Annuities reported income from operations of $449 million, up 33% compared to the prior-year quarter. The current quarter included net favorable notable items of $217 million related to the company’s annual review of DAC and reserve assumptions while prior-year results included net unfavorable notable items of $5 million related to the company’s annual review of DAC and reserve assumptions.

Not including the impact of the notable items, income from operations decreased from the prior-year period primarily due to unfavorable equity markets.

Total annuity deposits of $3.3 billion were up 21% from the prior-year quarter as sales growth in fixed annuities and indexed variable annuities more than offset a decline in traditional variable annuities.

Average account values for the quarter of $147 billion were down 13% from the prior-year quarter, primarily driven by a decline in the equity markets. Net flows were $319 million in the quarter, up from net outflows of $841 million primarily due to sales growth in fixed and indexed variable annuities. Annuity account values other than variable annuities with guaranteed living benefits represented 54% of total annuity account values, up five percentage points over the prior-year quarter.

Retirement Plan Services

Retirement Plan Services reported income from operations of $52 million, down 13% compared to the prior-year quarter, due to unfavorable returns within the company’s alternative investment portfolio and a decline in account values driven by the equity markets partly offset by higher spread income and a $6 million favorable impact from the company’s annual review of DAC and reserve assumptions. Prior-year results included no notable items.

Total deposits for the quarter of $2.8 billion were up 16% from the prior-year quarter driven by a 33% increase in first-year sales and a 9% increase in recurring deposits.

Net flows totaled $811 million for the quarter. Average account values for the quarter of $88 billion were down 9% over the prior-year quarter driven by lower equity markets partly offset by trailing twelve months net flows of $2.3 billion.

Life Insurance

Life Insurance reported a $(2.2) billion loss from operations compared to income from operations of $93 million in the prior-year quarter. The current quarter included net unfavorable notable items of $2.2 billion related to the company’s annual review of DAC and reserve assumptions, primarily driven by updated policyholder behavior assumptions, while prior-year results included net unfavorable notable items of $45 million related to the company’s annual review of DAC and reserve assumptions and legal expenses.

Not including the impact of the notable items, income from operations decreased from the prior-year period driven by unfavorable returns within the company’s alternative investment portfolio.

Total Life Insurance sales were $171 million, up 3% from the prior-year quarter, primarily driven by an increase in indexed universal life sales.

Average Life Insurance in-force of $1 trillion grew 11% from the prior-year quarter. Average account values for the quarter were $48 billion, down 20% from the prior-year quarter, reflecting last year’s block reinsurance deal and lower equity market levels.

Group Protection

Group Protection reported income from operations of $37 million in the quarter compared to a $(32) million loss from operations in the prior-year quarter. This increase was driven by lower pandemic-related claims. The current quarter included minimal net favorable notable items related to the company’s annual review of DAC and reserve assumptions while prior-year results included net favorable notable items of $16 million related to the company’s annual review of DAC and reserve assumptions.

The total loss ratio was 78.3% in the current quarter compared to 87.8% in the prior-year quarter, with the decrease driven by lower pandemic-related claims.

Total Group Protection sales of $88 million were up 83% from the prior-year quarter driven by strong results across all products and size segments. Insurance premiums of $1.2 billion in the quarter were up 8% compared to the prior-year quarter.

Other Operations

Other Operations reported a loss from operations of $(113) million versus a loss of $(152) million in the prior-year quarter.

The current quarter included no notable items while the prior-year quarter included net unfavorable notable items of $74 million related to legal expenses.

Realized Gains and Losses and Other Impacts to Net Income

Realized gains/losses and other impacts to net income (after-tax) in the quarter were primarily driven by:

•	A $634 million goodwill impairment charge.
•	A $103 million credit loss expense on reinsurance-related assets.
•	A $93 million loss associated with variable annuity net derivative results.

Unrealized Gains and Losses

The company reported a net unrealized loss of $(13.5) billion, pre-tax, on its available-for-sale securities at September 30, 2022. This compares to a net unrealized gain of $14.6 billion, pre-tax, at September 30, 2021, with the year-over-year decrease primarily driven by higher treasury rates.

Review of Life Insurance Goodwill

The company’s review of the goodwill asset pertaining to Life Insurance resulted in a non-cash charge of $634 million, or $3.73 per share, to net income.

The goodwill impairment is primarily due to variable universal life insurance equity market impacts and the use of a higher discount rate.

Share Count

The quarter’s average diluted share count of 171.1 million was down 10% from the third quarter of 2021, the result of repurchasing 17.7 million shares of stock at a cost of $1.2 billion since September 30, 2021.

Book Value

As of September 30, 2022, book value per share, including AOCI, decreased 88% from the prior-year period to $13.10. Book value per share, excluding AOCI, decreased 17% from the prior-year period to $64.09.

The tables attached to this release define and reconcile the non-GAAP measures adjusted income from operations, adjusted operating ROE and BVPS, excluding AOCI, to net income, ROE and BVPS, including AOCI, calculated in accordance with GAAP.

This press release contains statements that are forward-looking, and actual results may differ materially. Please see the Forward-looking Statements – Cautionary Language at the end of this release for factors that may cause actual results to differ materially from the company’s current expectations.

For other financial information, please refer to the company’s third quarter 2022 statistical supplement and the company’s annual review of DAC and reserve assumptions supplemental presentation available on its website, http://www.lincolnfinancial.com/investor.

Conference Call Information

Lincoln Financial Group will discuss the company’s third quarter results with investors in a conference call beginning at 10:00 a.m. Eastern Time on Thursday, November 3, 2022.

The conference call will be broadcast live through the company website at www.lincolnfinancial.com/webcast. Please log on to the webcast at least 15 minutes prior to the start of the conference call to download and install any necessary streaming media software. A replay of the call will be available by 1:00 p.m. Eastern Time on November 3, 2022 at www.lincolnfinancial.com/webcast.

About Lincoln Financial Group

Lincoln Financial Group provides advice and solutions that help people take charge of their financial lives with confidence and optimism. Today, approximately 16 million customers trust our retirement, insurance and wealth protection expertise to help address their lifestyle, savings and income goals, and guard against long-term care expenses. Headquartered in Radnor, Pennsylvania, Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE:LNC) and its affiliates. The company had $270 billion in end-of-period account values as of September 30, 2022. Lincoln Financial Group is a committed corporate citizen included on major sustainability indices including the Dow Jones Sustainability Index North America and FTSE4Good and ranks among Newsweek’s Most Responsible Companies. Dedicated to diversity, equity and inclusion, we are included on transparency benchmarking tools such as the Corporate Equality Index, the Disability Equality Index and the Bloomberg Gender-Equality Index. Committed to providing our employees with flexible work arrangements, we were named to FlexJobs’ list of the Top 100 Companies to Watch for Remote Jobs in 2022. With a long and rich legacy of acting ethically, telling the truth and speaking up for what is right, Lincoln was recognized as one of Ethisphere’s 2022 World’s Most Ethical Companies®. We create opportunities for early career talent through our intern development program, which ranks among WayUp and Yello’s annual list of Top 100 Internship Programs. Learn more at: www.LincolnFinancial.com.  Follow us on Facebook,  Twitter,  LinkedIn, and Instagram.  Sign up for email alerts at http://newsroom.lfg.com.

Explanatory Notes on Use of Non-GAAP Measures

Management believes that adjusted income from operations (adjusted operating income), adjusted operating return on equity, adjusted operating revenues, and adjusted operating EPS better explain the results of the company’s ongoing businesses in a manner that allows for a better understanding of the underlying trends in the company’s current business because the excluded items are unpredictable and not necessarily indicative of current operating fundamentals or future performance of the business segments, and, in most instances, decisions regarding these items do not necessarily relate to the operations of the individual segments. Management also believes that using book value excluding accumulated other comprehensive income (“AOCI”) enables investors to analyze the amount of our net worth that is primarily attributable to our business operations. Book value per share excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates.

For the historical periods, reconciliations of non-GAAP measures used in this press release to the most directly comparable GAAP measure may be included in this Appendix to the press release and/or are included in the Statistical Reports for the corresponding periods contained in the Earnings section of the Investor Relations page on our website: www.lincolnfinancial.com/investor.

Definitions of Non-GAAP Measures Used in this Press Release

Adjusted income (loss) from operations, adjusted operating revenues and adjusted operating return on equity (including and excluding average goodwill within average equity), excluding AOCI, using annualized adjusted income (loss) from operations are financial measures we use to evaluate and assess our results. Adjusted income (loss) from operations, adjusted operating revenues and adjusted operating return on equity (“ROE”), as used in the press release, are non-GAAP financial measures and do not replace GAAP net income (loss), revenues and ROE, the most directly comparable GAAP measures.

Adjusted Income (Loss) from Operations

Adjusted income (loss) from operations is GAAP net income (loss) excluding the after-tax effects of the following items, as applicable:

•	Realized gains and losses associated with the following (“excluded realized gain (loss)”):
o	Sales or disposals and impairments of financial assets;
o	Changes in the fair value of equity securities;
o	Changes in the fair value of derivatives, embedded derivatives within certain reinsurance arrangements and trading securities (“gain (loss) on the mark-to-market on certain instruments”);
o	Changes in the fair value of the derivatives we own to hedge our guaranteed death benefit (“GDB”) riders within our variable annuities;
o	Changes in the fair value of the embedded derivatives of our guaranteed living benefit (“GLB”) riders reflected within variable annuity net derivative results accounted for at fair value;
o	Changes in the fair value of the derivatives we own to hedge our GLB riders reflected within variable annuity net derivative results; and
o

Changes in the fair value of the embedded derivative liabilities related to index options we may purchase or sell in the future to hedge contract holder index allocations applicable to future reset periods for our indexed annuity products accounted for at fair value (“indexed annuity forward-starting options”);

•	Changes in reserves resulting from benefit ratio unlocking on our GDB and GLB riders and variable universal life products with secondary guarantees (“benefit ratio unlocking”);
•	Income (loss) from reserve changes, net of related amortization, on business sold through reinsurance;
•	Gains (losses) on modification or early extinguishment of debt;
•	Losses from the impairment of intangible assets;
•	Income (loss) from discontinued operations;
•	Transaction and integration costs related to mergers and acquisitions including the acquisition or divestiture, through reinsurance or other means, of businesses or blocks of business; and
•	Income (loss) from the initial adoption of new accounting standards, regulations and policy changes including the net impact from the Tax Cuts and Jobs Act.

Adjusted Operating Revenues

Adjusted operating revenues represent GAAP revenues excluding the pre-tax effects of the following items, as applicable:

•	Excluded realized gain (loss);
•	Revenue adjustments from the initial adoption of new accounting standards;
•	Amortization of deferred front-end loads (“DFEL”) arising from changes in benefit ratio unlocking; and
•	Amortization of deferred gains arising from reserve changes on business sold through reinsurance.

Adjusted Operating Return on Equity

Adjusted operating return on equity measures how efficiently we generate profits from the resources provided by our net assets.

•	It is calculated by dividing annualized adjusted income (loss) from operations by average equity, excluding accumulated other comprehensive income (loss) (“AOCI”).
•	Management evaluates return on equity by both including and excluding average goodwill within average equity.

Definition of Notable Items

Adjusted income (loss) from operations, excluding notable items, is a non-GAAP measure that excludes items which, in management’s view, do not reflect the company’s normal, ongoing operations.

•

We believe highlighting notable items included in adjusted income (loss) from operations enables investors to better understand the fundamental trends in its results of operations and financial condition.

Book Value Per Share, Excluding AOCI

Book value per share, excluding AOCI is calculated based upon a non-GAAP financial measure.

•	It is calculated by dividing (a) stockholders' equity, excluding AOCI by (b) common shares outstanding.
•	We provide book value per share excluding AOCI to enable investors to analyze the amount of our net worth that is primarily attributable to our business operations.
•

Management believes book value per share, excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates.

•	Book value per share is the most directly comparable GAAP measure.

Special Note

Sales

Sales as reported consist of the following:

•	Annuities and Retirement Plan Services – deposits from new and existing customers;
•	Universal life insurance (“UL”), indexed universal life insurance (“IUL”), variable universal life insurance (“VUL”) – first-year commissionable premiums plus 5% of excess premiums received;
•	MoneyGuard® linked-benefit products – MoneyGuard® (UL), 15% of total expected premium deposits, and MoneyGuard Market AdvantageSM (VUL), 150% of commissionable premiums;
•

Executive Benefits –insurance and corporate-owned UL and VUL, first-year commissionable premiums plus 5% of excess premium received, and single premium bank-owned UL and VUL, 15% of single premium deposits;

•	Term – 100% of annualized first-year premiums; and
•	Group Protection – annualized first-year premiums from new policies.

Lincoln National Corporation

Reconciliation of Net Income to Adjusted Income from Operations

	For the		For the
(in millions, except per share data)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021

Total Revenues	$4,798	$5,241	$14,589	$14,627
Less:
Excluded realized gain (loss)	171	36	618	(245)
Amortization of DFEL associated with benefit ratio unlocking	(3)	-	(18)	2
Total Adjusted Operating Revenues	$4,630	$5,205	$13,989	$14,870

Net Income (Loss) Available to Common
Stockholders – Diluted	$(2,575)	$318	$(2,241)	$1,185
Less:
Adjustment for deferred units of LNC stock in our
deferred compensation plans (1)	(1)	-	(8)	-
Net Income (Loss)	(2,574)	318	(2,233)	1,185
Less:
Excluded realized gain (loss), after-tax	134	29	487	(193)
Benefit ratio unlocking, after-tax	(339)	(12)	(1,036)	119
Impairment of intangibles	(634)	-	(634)	-
Gain (loss) on modification or early extinguishment
of debt, after-tax	-	(6)	-	(6)
Total adjustments	(839)	11	(1,183)	(80)
Adjusted Income (Loss) from Operations	$(1,735)	$307	$(1,050)	$1,265

Earnings (Loss) Per Common Share – Diluted(2)
Net income (loss)(2)	$(15.17)	$1.68	$(13.06)	$6.19
Adjusted income (loss) from operations	(10.23)	1.62	(6.17)	6.62

Average Stockholders' Equity
Average equity, including average AOCI	$5,702	$21,458	$11,715	$21,091
Average AOCI	(6,485)	7,164	(1,395)	7,043
Average equity, excluding AOCI	12,187	14,294	13,110	14,048
Average goodwill	1,461	1,778	1,672	1,778
Average equity, excluding AOCI and goodwill	$10,726	$12,516	$11,438	$12,270

Return on Equity, Including AOCI
Net income (loss) with average equity including goodwill	NM	5.9%	-25.4%	7.5%

Adjusted Operating Return on Equity, Excluding AOCI
Adjusted income (loss) from operations with average equity
including goodwill	-57.0%	8.6%	-10.7%	12.0%
Adjusted income (loss) from operations with average equity
excluding goodwill	-64.7%	9.8%	-12.2%	13.7%

(1) We exclude deferred units of LNC stock that are antidilutive from our diluted earnings per share calculation.

(2) In periods where a net loss or adjusted loss from operations is presented, basic shares are used in the diluted EPS and adjusted diluted EPS calculations, as the use of diluted shares would result in a lower loss per share.

Lincoln National Corporation

Reconciliation of Book Value per Share

	As of September 30,
	2022	2021
Book value per share, including AOCI	$13.10	$113.77
Per share impact of AOCI	(50.99)	36.81
Book value per share, excluding AOCI	64.09	76.96

Lincoln National Corporation

Digest of Earnings

	For the
(in millions, except per share data)	Three Months Ended
	September 30,
	2022	2021

Revenues	$4,798	$5,241

Net Income (Loss)	$(2,574)	$318
Adjustment for deferred units of LNC stock in our
deferred compensation plans (1)	(1)	-
Net Income (Loss) Available to Common
Stockholders – Diluted	$(2,575)	$318

Earnings (Loss) Per Common Share – Basic	$(15.17)	$1.70
Earnings (Loss) Per Common Share – Diluted (2)	(15.17)	1.68

Average Shares – Basic	169,706,526	187,276,859
Average Shares – Diluted	171,095,360	189,091,067

	For the
	Nine Months Ended
	September 30,
	2022	2021

Revenues	$14,589	$14,627

Net Income (Loss)	$(2,233)	$1,185
Adjustment for deferred units of LNC stock in our
deferred compensation plans (1)	(8)	-
Net Income (Loss) Available to Common
Stockholders – Diluted	$(2,241)	$1,185

Earnings (Loss) Per Common Share – Basic	$(13.01)	$6.25
Earnings (Loss) Per Common Share – Diluted (2)	(13.06)	6.19

Average Shares – Basic	171,647,108	189,665,059
Average Shares – Diluted	173,396,079	191,258,501

(1) We exclude deferred units of LNC stock that are antidilutive from our diluted earnings per share calculation.

(2) In periods where a net loss or adjusted loss from operations is presented, basic shares are used in the diluted EPS and adjusted diluted
EPS calculations, as the use of diluted shares would result in a lower loss per share.

FORWARD-LOOKING STATEMENTS – CAUTIONARY LANGUAGE

Certain statements made in this press release and in other written or oral statements made by Lincoln or on Lincoln’s behalf are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). A forward-looking statement is a statement that is not a historical fact and, without limitation, includes any statement that may predict, forecast, indicate or imply future results, performance or achievements. Forward-looking statements may contain words like: “anticipate,” “believe,” “estimate,” “expect,” “project,” “shall,” “will” and other words or phrases with similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, trends in Lincoln’s businesses, prospective services or products, future performance or financial results and the outcome of contingencies, such as legal proceedings. Lincoln claims the protection afforded by the safe harbor for forward-looking statements provided by the PSLRA.

Forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those expressed in or implied by such forward-looking statements due to a variety of factors, including:

•

The continuation of the COVID-19 pandemic, or future outbreaks of COVID-19, and uncertainty surrounding the length and severity of future impacts on the global economy and on our business, results of operations and financial condition;

•	Weak general economic and business conditions that may affect demand for our products, account values, investment results, guaranteed benefit liabilities, premium levels and claims experience;
•

Adverse global capital and credit market conditions that may affect our ability to raise capital, if necessary, and may cause us to realize impairments on investments and certain intangible assets, including goodwill and the valuation allowance against deferred tax assets, which may reduce future earnings and/or affect our financial condition and ability to raise additional capital or refinance existing debt as it matures;

•	The inability of our subsidiaries to pay dividends to the holding company in sufficient amounts, which could harm the holding company’s ability to meet its obligations;
•

Legislative, regulatory or tax changes, both domestic and foreign, that affect: the cost of, or demand for, our subsidiaries’ products; the required amount of reserves and/or surplus; our ability to conduct business and our captive reinsurance arrangements as well as restrictions on the payment of revenue sharing and 12b-1 distribution fees;

•	The impact of U.S. federal tax reform legislation on our business, earnings and capital;
•

The impact of Regulation Best Interest or other regulations adopted by the Securities and Exchange Commission (“SEC”), the Department of Labor or other federal or state regulators or self-regulatory organizations relating to the standard of care owed by investment advisers and/or broker-dealers that could affect our distribution model;

•	Actions taken by reinsurers to raise rates on in-force business;
•	Declines in or sustained low interest rates causing a reduction in investment income, the interest margins of our businesses, estimated gross profits and demand for our products;
•

Rapidly increasing interest rates causing contract holders to surrender life insurance and annuity policies, thereby causing realized investment losses, and reduced hedge performance related to variable annuities;

•	The impact of the implementation of the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act relating to the regulation of derivatives transactions;
•

The initiation of legal or regulatory proceedings against us, and the outcome of any legal or regulatory proceedings, such as: adverse actions related to present or past business practices common in businesses in which we compete; adverse decisions in significant actions including, but not limited to, actions brought by federal and state authorities and class action cases; new decisions that result in changes in law; and unexpected trial court rulings;

•

A decline or continued volatility in the equity markets causing a reduction in the sales of our subsidiaries’ products; a reduction of asset-based fees that our subsidiaries charge on various investment and insurance products; an acceleration of the net amortization of deferred acquisition costs (“DAC”), value of business acquired (“VOBA”), deferred sales inducements (“DSI”) and deferred front-end loads (“DFEL”); and an increase in liabilities related to guaranteed benefit features of our subsidiaries’ variable annuity products;

•

Ineffectiveness of our risk management policies and procedures, including various hedging strategies used to offset the effect of changes in the value of liabilities due to changes in the level and volatility of the equity markets and interest rates;

•

A deviation in actual experience regarding future persistency, mortality, morbidity, interest rates or equity market returns from the assumptions used in pricing our subsidiaries’ products, in establishing related insurance reserves and in the net amortization of DAC, VOBA, DSI and DFEL, which may reduce future earnings;

•

Changes in accounting principles that may affect our business, results of operations and financial condition, including the adoption effective January 1, 2023, of FASB ASU 2018-12, Targeted Improvements to the Accounting for Long-Duration Contracts;

•

Lowering of one or more of our debt ratings issued by nationally recognized statistical rating organizations and the adverse effect such action may have on our ability to raise capital and on our liquidity and financial condition;

•

Lowering of one or more of the insurer financial strength ratings of our insurance subsidiaries and the adverse effect such action may have on the premium writings, policy retention, profitability of our insurance subsidiaries and liquidity;

•

Significant credit, accounting, fraud, corporate governance or other issues that may adversely affect the value of certain financial assets, as well as counterparties to which we are exposed to credit risk, requiring that we realize losses on financial assets;

•

Interruption in telecommunication, information technology or other operational systems or failure to safeguard the confidentiality or privacy of sensitive data on such systems, including from cyberattacks or other breaches of our data security systems;

•	The effect of acquisitions and divestitures, restructurings, product withdrawals and other unusual items;
•

The inability to realize or sustain the benefits we expect from, greater than expected investments in, and the potential impact of efforts related to, our strategic initiatives, including the Spark Initiative;

•	The adequacy and collectability of reinsurance that we have obtained;
•	Future pandemics, acts of terrorism, war or other man-made and natural catastrophes that may adversely affect our businesses and the cost and availability of reinsurance;
•

Competitive conditions, including pricing pressures, new product offerings and the emergence of new competitors, that may affect the level of premiums and fees that our subsidiaries can charge for their products;

•	The unknown effect on our subsidiaries’ businesses resulting from evolving market preferences and the changing demographics of our client base; and
•	The unanticipated loss of key management, financial planners or wholesalers.

The risks and uncertainties included here are not exhaustive. Our most recent Form 10-K, as well as other reports that we file with the SEC, include additional factors that could affect our businesses and financial performance. Moreover, we operate in a rapidly changing and competitive environment. New risk factors emerge from time to time, and it is not possible for management to predict all such risk factors.

Further, it is not possible to assess the effect of all risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. In addition, Lincoln disclaims any obligation to update any forward-looking statements to reflect events or circumstances that occur after the date of this press release.

The reporting of Risk Based Capital (“RBC”) measures is not intended for the purpose of ranking any insurance company or for use in connection with any marketing, advertising or promotional activities.